Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwired - May 16, 2017) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $422,000 or 25 cents per share for its first quarter ended April 1, 2017 compared to net income of $508,000 or 31 cents per share for the same period in 2016.

Consolidated sales in the first quarter of 2017 were $34,103,000, a decrease of $125,000 or 0.4% compared to the first three months of 2016. Sales in the Concrete, Aggregates and Construction Supply ("CACS") segment increased $1,284,000 as demand for ready-mix concrete remained steady. Sales in the Door segment were consistent with the prior year, increasing less than 1%. Sales in the Heating and Cooling and Evaporative Cooling segments declined $714,000 and $711,000, respectively. Furnace sales were higher in the first quarter of the current year compared to the prior year period; however, fan coil sales declined significantly from the prior year's robust levels partially due to the timing of shipments.

Consolidated selling and administrative expenses in the first quarter of 2017 were $288,000 (5.0%) higher compared to the year-ago period primarily due to increased compensation costs and legal fees. As a percentage of consolidated sales, selling and administrative expenses increased to 17.6% for the first quarter of 2017 compared to 16.7% for the first quarter of 2016.

The consolidated operating loss in the first quarter of 2017 was $611,000 compared to operating income of $852,000 in the first three months of the prior year. Lower sales volume combined with increased material costs in both the Heating and Cooling and Evaporative Cooling segments and continued challenges in the aggregates portion of the CACS segment contributed to the decline in operating results.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax benefit related to the loss from operations in 2017 was 34.0% compared to a provision of 34.0% related to the income from operations in 2016.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                                                    Three Months Ended
                                               April 1, 2017  April 2, 2016

Sales                                          $  34,103,000  $  34,228,000
                                               -------------- --------------

Operating (loss) income                             (611,000)       852,000

Interest income                                       18,000         15,000

Interest expense                                     (66,000)      (110,000)

Other income, net                                     20,000         13,000
                                               -------------- --------------

(Loss) income before income taxes                   (639,000)       770,000

Benefit (provision) from income taxes                217,000       (262,000)
                                               -------------- --------------

Net (loss) income                                   (422,000)       508,000
                                               ============== ==============

Basic and diluted (loss) income per share      $        (.25) $         .31
                                               ============== ==============

Average shares outstanding                         1,674,000      1,661,000
                                               ============== ==============

CONTACT:
Mark S. Nichter
(312) 541-7207